Exhibit 4.4

                 AGREEMENT FOR LEGAL SERVICES


      AGREEMENT made as of this 27th day of March, 1997, between Classic Restaurants International, Inc., a Colorado corporation, with principal offices at 3500 Parkway Lane, Suite 435, Norcross, Georgia 30092
("Client"), and Fay M. Matsukage, with offices at 4582 South Ulster Street Parkway, Suite 201, Denver, Colorado 80237 ("Attorney").

1. Retainer. Client retains Attorney as Client's special securities counsel from the date of this Agreement until terminated as provided in this Agreement.

2. Nature of Services. The services to be rendered by Attorney under this Agreement shall be all those necessary or proper for compliance by Client with federal and/or state securities laws.

3. Performance of Services. Attorney agrees to use best efforts to perform all services required in connection with this engagement in a competent and timely manner. Client acknowledges that such performance depends, in part, upon the prompt receipt of documentation, information, authorizations, and instructions from its agents, the prompt review and execution of documents, and the cooperation of Client in general.

4. Attorney's Compensation. Client agrees to pay professional fees for Attorney's services including, but not limited to, the preparation, review, and analysis of documents and correspondence, research, preparation for and appearance at meetings and conferences, travel to and from such meetings, and telephone conversations with Client and others. Client also agrees to pay for fees for administrative services provided specifically on the behalf of Client by any non-professional employees of Attorney. Administrative services include paralegal services, word processing, typing, records maintenance, research, delivery, and other similar services.

     Hourly billing rates of $300 per hour for partner services, $100 to $125 per hour for associate services, and $35 for administrative staff persons will be used in increments of one-tenth of an hour. These rates may change from time to time.

     Attorney's compensation shall be payable in 30,000 shares of Client's Class A Common Stock, registered on a Form S-8 registration statement, payable as soon as practicable after execution of this Agreement by Client. Attorney shall use every reasonable effort to realize the highest value possible for the shares.

5. Costs Advanced. Client also agrees to pay for costs advanced. Costs advanced include filing fees, delivery and air freight charges, postage, photocopying costs, computer research time, long distance telephone calls, and other costs and expenses advanced on the behalf of Client. In some instances, costs may be billed directly to Client or requested in advance.

6. Statements. Monthly statements will be provided to Client indicating the balance due. Statements will be itemized to Client's specifications. Amounts received from Client will be applied to the balance then due, and Client will be obligated to pay any amounts due in excess of amounts received by Attorney.

     To the extent that any retainer or credit balance is exhausted and a balance due on a statement is unpaid after the end of the month in which the statement is rendered, such balance will be subject to a FINANCE CHARGE at the periodic rate of 1-1/2% per month (corresponding to an ANNUAL PERCENTAGE RATE of 18%) until paid.

7. Termination. Client may terminate this Agreement by notifying Attorney at any time in writing. Attorney may terminate this engagement if Client fails to pay statements within a reasonable time, fails to cooperate, or for any other just reason.

8. Governing Law; Performance. This agreement is entered into, and is to be performed in, the City and County of Denver. It sets forth the entire agreement and understanding, and supersedes all prior agreements and understandings between Client and Attorney.


Client                                   Attorney
CLASSIC RESTAURANTS
  INTERNATIONAL, INC.

By:/s/ James R. Shaw                    /s/ Fay M. Matsukage
James R. Shaw, President                    Fay M. Matsukage